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                                                                    EXHIBIT 23.2

                 CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Verity, Inc. on Form S-8 (to register shares under the 1995 Stock Option Plan and the Stock Purchase Plan) of our reports dated June 21, 1996, except for
Note 14 for which the date is July 12, 1996, on our audits of the consolidated financial statements and financial statement schedule of Verity, Inc. as of May 31, 1996 and 1995, and the years ended May 31, 1996, 1995 and 1994, which reports appear in the Annual Report on Form 10-K of Verity, Inc. filed with the SEC pursuant to the Securities Exchange Act of 1934.


/s/ Coopers & Lybrand L.L.P.

San Jose, California
April 4, 1997